SC 13G
<SEQUENCE>1
<FILENAME>vu1corp

	SECURITIES AND EXCHANGE COMMISSION
	Washing	on, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(New)

	VU1 CORPORATION
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	929212108
	(CUSIP Number)

	February 2, 2009
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No.	929212108
		---------


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 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	SAM ADVISORS, LLC, 830407576
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 (2) Check the appropriate box if a member of a Group*
 (a)  / /
 (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
	U.S.A.
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Number of Shares		 		(5) Sole Voting Power
Beneficially Owned			 		4,366,082
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							4,366,082
						-----------------------------
						(8) Shared Dispositive Power
							-
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	4,366,082
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
	5.07%
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(12) Type of Reporting Person*
	IA
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ITEM 1(A).	NAME OF ISSUER
		VU1 CORPORATION
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ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		557 ROY STREET, SUITE 125, SEATTLE, WA  98109
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ITEM 2(A).	NAME OF PERSON(S) FILING

			SAM ADVISORS, LLC
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ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
		111 Broadway, Suite 808
			New York, NY  10006
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ITEM 2(C).	CITIZENSHIP
			U.S.A
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ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock

ITEM 2(E).	CUSIP NUMBER
			929212108
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ITEM 3.		IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) // Broker or Dealer registered under Section 15 of the Act(15 U.S.C. 78o).
(b) // Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) // Insurance Company as defined in section 3(a) (19) of the Act
       (15 U.S.C. 78c).
(d) // Investment Company registered under section 8 of the Investment
Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/ Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) // Employee Benefit Plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).
(g) // Parent Holding Company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
(h) // A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) // A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(15U.S.C. 80a-3).
(j) // Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) // Group, in accordance with section 240.13d-1(b)(1)(ii)(K)




ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a) Amount Beneficially Owned:
		4,366,082
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(b) Percent of Class:
		5.079%

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(c) Number of shares as to which such person has:
	(i) sole power to vote or to direct the vote
		4,366,082
	----------------------------------------------------------------
	(ii) shared power to vote or to direct the vote
		-
	----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		4,366,082
	----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		-
	----------------------------------------------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
		Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
		Not applicable

ITEM 10.	CERTIFICATION

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	By signing below, I further certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




			SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						February 13, 2009
				      ---------------------------------------
						Date


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						Signature


						William Smith
						President, CEO
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						Name/Title